UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) May 3, 2005

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 28, 2005, Central European Media Enterprises Ltd. (“CME”) entered into an underwriting agreement (“Underwriting Agreement”) with J.P. Morgan Securities Ltd., Lehman Brothers Inc. and ING Bank N.V. London Branch (collectively, the “underwriters”) providing for the issue and sale to the underwriters of 4,700,000 shares of Class A common stock of CME at a price per share of $42.889. Under the terms of the Underwriting Agreement, the underwriters have been granted an option to purchase up to 705,000 additional shares of Class A common stock for a period of 30 days from the date of the closing of the issuance and sale of the 4,700,000 shares.

On April 29, 2005, CME and its wholly-owned subsidiaries Central European Media Enterprises N.V. (“CME NV”) and CME Media Enterprises B.V. (“CME BV”) entered into a purchase agreement (“Purchase Agreement”) with certain initial purchasers providing for the issuance and sale by CME of Euro 370 million senior notes, consisting of Euro 245 million 8.25% senior notes due 2012 and Euro 125 million senior floating rate notes due 2012, which are being issued at a price equal to six-month EURIBOR plus 5.5%. The obligations of CME are to be secured by guarantees issued by CME NV and CME BV, pledges of the shares of CME NV and CME BV as well as the assignment of certain contractual rights of CME and CME BV. The proceeds of the offering of the senior notes are to be applied towards the acquisition of the TV Nova group, as reported on a Report on Form 8-K filed on December 13, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: May 3, 2005	/s/ Wallace Macmillan
Wallace Macmillan
Vice President - Finance
(Principal Financial Officer and Accounting Officer)